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                                                                 Exhibit 10.10

                                IPL SYSTEMS, INC.
                                124 ACTON STREET
                                MAYNARD, MA 01754

                          Dated as of December 4, 1995


Ronald Gellert
[ADDRESS]


Dear Ron:

     On behalf of IPL Systems, Inc., I am very pleased that you have indicated a willingness to join our Company as President and CEO. As such you will also be a member of the Board of Directors.

     Your compensation will initially consist of the following components:


     1. A base salary at the rate of $185,000 per annum, payable in accordance with our customary payroll procedures, and subject to customary deductions and withholding, as required by law. Thereafter, your salary will be reviewed annually by the Board of Directors of the Company or a duly appointed committee thereof, beginning in December 1996.

     2. Beginning in 1996, a bonus based on individual and Company performance criteria to be established according to a 1996 business plan for IPL mutually acceptable to you and the Compensation Committee. The bonus will be equal to 50% of your base salary assuming achievement of the quarterly and annual goals to be derived from the 1996 business plan; provided, however, that the bonus plan will provide that a portion of the bonus for each of the Company performance criteria will be payable upon achievement of less than 100% of the target for such criteria, and the total bonus may increase depending upon the extent to which IPL exceeds the business plan, in each case under terms to be determined by the Compensation Committee.

     3. Eligibility to participate in IPL's employee benefits programs, including health and other insurance and a 401(k) plan. To the extent that you have portable benefits from prior employment which will continue to be available to you after you join IPL and which are substantially duplicative of any of IPL's

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          standard benefits, IPL shall in good faith seek to offer you other mutually acceptable benefits at a cost to IPL comparable to the cost of providing the duplicated benefits.

     4. An incentive stock option to purchase up to 115,000 shares of IPL's Class A Common Stock at the current fair market value per share determined under the IPL's Equity Incentive Plan for a grant as of the date your employment commences. Options are subject to grant by IPL's Board of Directors and to the applicable requirements of the Internal Revenue Code. Your options will be evidenced by IPL's standard-form stock option certificate and will become exercisable as to 20% of such shares on each of the next five anniversaries of your employment date. In addition, the Compensation Committee will grant you an additional option with respect to 25,000 shares upon your completion of a three-year strategic plan for the Company which is satisfactory to the Board of Directors. This second option will be priced at the current fair market value at the date of grant and will become exercisable as to 20% of such shares on each of the next five anniversaries of that date. Due to the fact that IPL does not have sufficient options previously approved by stockholders to cover your options, the first, and perhaps the second (depending upon the date of grant), of these options will be granted under a new plan rather than a so-called
          Section 16b-3 plan (which is of concern only if you have any matching transactions in IPL stock), and their continuing status as incentive stock options will be subject to stockholder approval within the next twelve months.

     5. You will also be offered the benefits of the Company's standard Executive Severance Agreement for senior executives, a copy of which is enclosed; provided, however, that your form of Executive Severance Agreement shall provide, in the event that your employment is terminated after a change in control of the Company (a) by the Company other than for "cause" or "disability" or (b) by you for "good reason" (in each case as such terms are defined in the agreement), the additional benefit that your options referenced in this agreement (and any additional options unless expressly provided to the contrary) shall be fully vested.

     Your starting date shall be December 4, 1995. Except as provided in the Executive Severance Agreement, your employment at IPL is "at will" and not for a specific term. Your employment can be terminated by you or by IPL at any time for any reason, with or without cause.

     If IPL terminates your employment, other than with cause, it will continue to pay your base salary and continue to provide or pay for medical insurance which is comparable to what you received as an employee for a period of nine months after your termination date. These termination benefits are subject to the return by you of all of the Company's property,


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including any documents or other Company confidential information which may be in your possession, and the execution by you and the Company of mutually satisfactory termination agreements and releases. For this purpose termination "with cause" shall mean termination for gross neglect of duties or commission of an act of dishonesty or moral turpitude in connection with employment, as determined by the Board of Directors.

     Upon joining IPL, you also agree to execute the Company's standard-form employment agreement regarding invention and confidential information. In that agreement, you will confirm the representation which you have previously made to us to the effect that your employment with IPL as contemplated will not cause you to breach any fiduciary or other duty, covenant or understanding to which you are a party or by the terms of which you are bound.

     The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter, including without limitation your original employment letter dated November 27, 1995.

     If the foregoing terms are acceptable to you, please sign, date and return the original of this letter. An extra copy is enclosed for your records.

                                             Sincerely,

                                             IPL SYSTEMS, INC.


                                             /s/ Stephen J. Ippolito
                                             Chairman of the Board

ACCEPTED:


/s/ Ronald J. Gellert

Enclosures:  Executive Severance Agreement
             Employment Agreement
             Copy of this letter


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